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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contacts:
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Michael L. Schmickle                        Investor Relations:
Chief Financial Officer                     Brad Cohen
Workflow Management, Inc.                   Integrated Corporate Relations, Inc.
(561) 659-6551 ext. 302                     (561) 659-6551 ext. 461


                        WORKFLOW MANAGEMENT, INC. REPORTS
                     UPDATE ON CREDIT FACILITY AND COVENANTS

PALM BEACH, FL, April 26, 2002 - Workflow Management, Inc. (Nasdaq: WORK), a leading outsourcer of graphic services, announced today that it has amended its January 31, 2002 form 10-Q to report that the Company was not in compliance with its secured revolving credit facility (the "Credit Facility"). The Company is currently working with its lenders to obtain a waiver for its default and to amend certain provisions of the Credit Facility. Management is confident that it should be able to obtain a waiver for its default in the next 30 days.

The Credit Facility requires the Company to remain in compliance with certain financial covenants which include a total debt to pro forma EBITDA maximum ("Total Leverage Ratio") of 3.75 to 1.0. Effective April 30, 2002, the Credit Facility provides an additional covenant of senior, Credit Facility debt to pro forma EBITDA maximum ("Senior Leverage Ratio") of 3.5 to 1.0. At January 31, 2002, the Total Leverage Ratio calculated under the Credit Facility was 3.82 to
1.0. Accordingly, the Company was, and remains, in default of the Credit Facility's financial covenants. Additionally, the Company does not believe that it will be in compliance with the Senior Leverage Ratio at April 30, 2002.

While the terms of the waiver and amendment of the Credit Facility have not been fully negotiated, the Company will likely be required to pay fees to its lenders. The Company is also considering and pursuing strategic alternatives that could generate cash to reduce borrowings under the Credit Facility. There can be no assurance that the Company will be able to obtain the waiver and amendment of the Credit Facility from its lenders or that the Company will be able to generate cash to reduce borrowings under the Credit Facility. In the event that the Company's default under the Credit Facility is not waived by its lenders, the Company's financial condition is likely to be materially and adversely affected.

About Workflow Management, Inc.

Workflow Management, Inc. is a leading provider of end-to-end outsource solutions for print. By providing a variety of print solutions; including the printing of promotional items with a company logo to multi-color annual reports, Workflow has built a reputation of reliability and leadership within the industry. Workflow's complete cadre of service solutions includes unbiased outsource and enterprise document strategy consulting, full-service print manufacturing and outsourcing; warehousing; fulfillment and Workflow's proprietary iGetSmartTM system; the industry proven, e-procurement, management






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and logistics system. Utilizing a customized combination of these services, the
Company is able to deliver substantial savings to its customers by targeting and eliminating much of the hidden costs within the print supply chain. And, by outsourcing these non-core business processes to Workflow, customers are able to streamline their operations and focus on their core business objectives.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; changes in customer purchasing patterns; risks associated with our debt service; risks associated with future growth; risks associated with acquisitions; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company's common stock; and volatility of the Company common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.